SUBSIDIARIES OF THE REGISTRANT


Subsidiaries of the Registrant:

Transworld Wireless Television, Inc. - A Nevada Corporation
Auckland Independent Television Services, Ltd. - A New Zealand Corporation Telecom Investment Corporation. - A Delaware Corporation
WCI de Argentina, S.A. -  An Argentinean Corporation
WCI de Cayman, Inc. -  A Cayman Islands Corporation
Chispa Dos, Inc. - A Cayman Islands Corporation
TeLatin, Inc. - A Cayman Islands Corporation
Television Interactiva, S.A. - A Costa Rican Corporation
Papeles de Curcuma, S.A. - A Costa Rican Corporation
Multicable, S.A. de C.V. - El Salvadoran Corporation
Cablevisa, S.A. de C.V. - El Salvadoran Corporation
Cybernet de El Salvador S.A. de C.V. - El Salvadoran Corporation Metrotelecom, S.A. de C.V. - El Salvadoran Corporation
Wireless Communications Holdings-Guatemala, S.A. - A Guatemalan Corporation Wireless Communications License-Holdings Guatemala, S.A. - A Guatemalan
     Corporation
Wireless Communications Operations-Guatemala, S.A. - A Guatemalan Corporation Convergence Communications, S.A. de C.V. - A Mexican Corporation International Van, S.A. de C.V. - A Mexican Corporation
Wireless Communications Panama, S.A. - A Panamanian Joint Venture Corporation Interamerican Telecom Inc. - A Panamanian Corporation
Caracas Viva Vision TV, S.A. - A Venezuelan Corporation
Communicaciones Centurion, S.A. - A Venezuelan Corporation
Communicationes Spectrum, S.A. - A Venezuelan Corporation
Interamerican Net de Venezuela, S.A. - A Venezuelan Corporation
WCI de Venezuela, C.A. - A Venezuelan Corporation
GBnet Corporation - A British Virgin Is. Corporation
GBnet, S.A. - A Guatemalan Corporation
GBnet, S.A. de C.V. - El Salvadoran Corporation
GBnet de Honduras, S. A. - A Honduran Corporation
GBnet, S.A. - A Nicaragua Corporation
GB.net, Inc. - a Panamanian Corporation
GBM Net, S.A. - A Dominican Republic Corporation
GBnet, S.A. - A Costa Rican Corporation
WCI de Colombia - a Delaware Corporation